Exhibit 6.25

[TO THE STARS LETTERHEAD]

March 26, 2020

Messrs. Thomas M. Delonge, James Semivan, Harold E. Puthoff

To The Stars Academy of Arts and Science

1051 S Coast Hwy 101 B,

Encinitas, CA 92024

Re: Changes to Certain Agreements and Shareholdings

Dear Messrs. Thomas M. Delonge, James Semivan, Harold E. Puthoff:

To The Stars Academy of Arts and Science (“TTSA” or “Company”) is in the process of conducting a Reg A offering to secure funding for the Company. In order to make the offering more suitable for institutional investors, the parties hereto agree as follows:

1.	The licensing agreement (“License”) dated April 26, 2017, among Tom DeLonge, Mr. Handsome, LLC, Good In Bed Music, ASCAP, and TTSA shall be modified to extend the term to nine (years) and shall renew annually thereafter unless terminated in writing in advance. The provision that Tom DeLonge can terminate the License with 60 days’ notice shall be removed. Parties will determine new termination provisions.

2.	All Class B shareholders agree to convert into Class A shares. The Company shall eliminate the class of B shares and all attendant super-majority rights by June 30, 2020.

This letter agreement (a) shall be governed by and construed in accordance with the laws of the State of California, (b) is binding upon and enforceable against the parties notwithstanding any provision to the contrary in the License or the Company’s Bylaws, and in case of a conflict, the terms of this letter agreement shall prevail, (c) may be executed in counterparts which, taken together, shall constitute one and the same agreement.

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please confirm by signing below as an individual and Class B shareholder.

/s/ Thomas M. Delonge
Thomas M. Delonge

/s/ James Semivan
James Semivan

/s/ Harold E. Puthoff
Harold E. Puthoff

/s/ Thomas M. Delonge
Thomas M. Delonge, CEO
Mr. Handsome, LLC

/s/ Thomas M. Delonge
Thomas M. Delonge
Good in Bed, ASCAP

In witness hereof, the undersigned members of the Board of Directors have executed this Agreements on a unanimous basis.

/s/ Thomas M. Delonge
Thomas M. Delonge, Director

/s/ James Semivan
James Semivan, Director

/s/ Harold E. Puthoff
Harold E. Puthoff, Director

/s/ J. Christopher Mizer
J. Christopher Mizer, Director

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